EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	Anne Marie Fields
(732) 296-8400	(afields@lhai.com)
212-838-3777

SENESCO TECHNOLOGIES REPORTS FISCAL 2006

FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (October 16, 2006) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the fiscal year ended June 30, 2006 (“Fiscal 2006”).

The net loss for Fiscal 2006 was $3,314,885, or $0.21 per share, compared with the net loss of $2,978,918, or $0.21 per share, for the fiscal year ended June 30, 2005 (“Fiscal 2005”).  The increase in net loss was primarily the result of a decrease in other income, which consisted of the sale of the Company’s state income tax loss and other non-cash income, both of which occurred in Fiscal 2005 but not in Fiscal 2006.

Revenue of $66,666 and $125,000 for Fiscal 2006 and Fiscal 2005, respectively, consisted of the amortized portion of an initial fee and the receipt of milestone payments on certain development and license agreements.

Research and development expenses for Fiscal 2006 were $1,566,267, compared with $1,417,337 for Fiscal 2005, an increase of 10%.  This increase was primarily the result of the Company’s expanded research programs in both the agricultural and human health applications of the Company’s technology as well as the weakness of the U.S. currency in relation to the Canadian currency.

General and administrative expenses were $1,919,740 for Fiscal 2006, compared with $2,029,400 for Fiscal 2005, a decrease of 5%. This decrease was primarily attributable to a decrease in stock based compensation, which was partially offset by an increase in other general and administrative expenses.

At June 30, 2006, Senesco had cash, cash equivalents and investments of $1,168,473 and working capital of $858,811.

Subsequent to the end of Fiscal 2006, the Company completed a private placement of common stock and warrants for net proceeds of approximately $2,050,000.  Additionally, on October 11, 2006, the Company entered into a three-year financial advisory agreement with Stanford Group Company.

In commenting on Senesco’s achievements, Bruce Galton, president and chief executive officer stated, “Throughout fiscal 2006, we continued to make research advances in both the agricultural and human health applications of Senesco’s technology.  In June, we announced that our partner, ArborGen, exercised its right to license our technology in forestry.  After three years of positive lab and greenhouse results, trees were established in the field in August 2004. At the end of the 2005 growing season, certain trees that had been enhanced by the Senesco technology had approximately double the increase in volume relative to control trees.”

Our advancements in human health research during Fiscal 2006 were as follows:

•                   We announced encouraging data from research conducted at Mayo Clinic on human multiple myeloma cells grown in vitro, that showed that approximately 90% of the cancer cells treated with the Company’s proprietary Factor 5A died, in comparison to approximately 25% of the untreated cells.

•                   We announced preclinical data from a mouse model that showed Factor 5A increased the survivability of islets isolated for transplantation. Islets are the insulin producing cells located in the mammalian pancreas.   The researchers observed a significant increase in the survival of insulin-producing islets when mice received an infusion of the siRNA to Factor 5A compared to a control siRNA.

•                   Results from human cell line tests demonstrated that the Company’s siRNA to Factor 5A gene reduced the amounts of p24 and IL-8 by approximately 50% in HIV-infected cells. The levels of p24, a core protein in HIV cells, and IL-8, a proinflammatory cytokine, rise proportionately with increased HIV replication making both of them standard indicators of HIV-1 infection.

•                   We reported preclinical data showing that the Company’s Factor 5A inhibited tumor development and increased longevity in a mouse cancer model.  The enhanced survival time of the Factor 5A-treated mice equated to a 250% increase compared to the control mice.  In addition to this enhancement of survival, the tumors in the treated mice remained smaller and grew more slowly than those in the control mice.

•                   We announced findings that the Company’s siRNA to Factor 5A gene reduced inflammation and inhibited apoptosis in mice pretreated with the siRNA to Factor 5A had significantly reduced blood levels of multiple pro-inflammatory cytokines, including TNF-alpha and interleukins 1, 2, 6, 12, MIP-1alpha, and IFN-gamma. Also of interest was that the cytokine IL-10, a down-regulator of pro-inflammatory cytokines, was unaffected by Factor 5A, further enforcing that Factor 5A selectively recruits mRNAs for apoptosis and inflammation.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Cumulative
	Year ended June 30,			Amounts from
	2006	2005	2004	Inception

Revenue	$66,666	$125,000	$16,667	$418,333

Operating expenses:
General and administrative	1,919,740	2,029,400	2,907,205	17,021,514
Research and development	1,566,267	1,417,337	1,146,766	6,984,848

Total operating expenses	3,486,007	3,446,737	4,053,971	24,006,362

Loss from operations	(3,419,341)	(3,321,737)	(4,037,304)	(23,588,029)

Non cash income	—	135,632	185,627	321,259

Sale of state income tax loss - net	—	153,160	91,448	586,442

Interest income - net	104,456	54,027	33,278	310,485

Net loss	$(3,314,885)	$(2,978,918)	$(3,726,951)	$(22,369,843)

Basic and diluted net loss per common share	$(.21)	$(.21)	$(.29)

Basic and diluted weighted-average number of common shares outstanding	15,469,881	14,053,808	12,668,396

Prior year amounts have been adjusted for adoption of FAS 123R on July 1, 2005

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

	June 30,	June 30,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$318,473	$291,858
Short-term investments	850,000	3,941,627
Prepaid expenses and other current assets	139,584	156,544
Total Current Assets	1,308,057	4,390,029

Long-term Investments	—	247,768
Property and Equipment, net	10,318	30,038
Intangibles, net	2,209,796	1,438,119
Deferred Income Tax Asset, net of valuation allowance of $5,489,000 and $4,355,000, respectively	—	—
Security Deposit	7,187	7,187
TOTAL ASSETS	$3,535,358	$6,113,141

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$77,695	$217,569
Accrued expenses	329,884	180,002
Deferred revenue	41,667	33,333
Total Current Liabilities	449,246	430,904

Grant Payable	99,728	90,150
Other Liability	34,418	2,336
TOTAL LIABILITIES	583,392	523,390

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 30,000,000 shares, issued and outstanding 15,477,388 and 15,467,338 shares, respectively	154,774	154,674
Capital in excess of par	25,167,035	24,490,035
Deficit accumulated during the development stage	(22,369,843)	(19,054,958)
Total Stockholders’ Equity	2,951,966	5,589,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,535,358	$6,113,141

Prior year amounts have been adjusted for adoption of FAS 123R on July 1, 2005